Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 03/29/2023 10:43 AM
Original ID: 2017-000753543
Amendment ID: 2023-004094123

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

BioNexus Gene Lab Corp.

2. Article number(s) V is amended as follows:
See checklist below for article number information.

Article V is amended to read in its entirety as follows:

In conjunction with this Articles of Amendment to the Articles of Incorporation, the shares of Common Stock issued and outstanding immediately prior to the effectiveness of this Articles of Amendment shall be reverse split on the basis on one (1) share for each ten (10) shares issued and outstanding. No fractional shares of Common Stock shall be issued. Any fractional shares shall be rounded up to the next whole share.

The number, par value, and class of shares the corporation will have the authority to issue are:
Number of Common Shares: 300,000,000, no par value.
Number of Preferred Shares: 30,000,000, no par value.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 02/10/2023
(Date – mm/dd/yyyy)

Received
MAR 17 2023
Secretary of State
Wyoming

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: ______________________ **Date:** 02/10/2023
(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Sook Keng Yeoh

Title: Chief Executive Officer

Contact Person: Sook Keng Yeoh

Daytime Phone Number: 60 1221-26512

Email: ysk7733@gmail.com

***(An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

☐ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
☐ **Processing time is up to 15 business days** following the date of receipt in our office.
☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
☐ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
☐ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**